AMENDMENT TO EMPLOYMENT AGREEMENT

This document amends the Employment Agreement entered into between Regis Corporation (“Regis”) and Jim B. Lain (“Lain”) dated November 11, 2013 (the “Agreement”) wherein Lain agreed to have his primary office in Minneapolis, Minnesota and Regis agreed to, and did, reimburse Lain for certain expenses related to his relocation to Minneapolis, Minnesota.
Whereas, Regis and Lain hereby agree to amend the Agreement, effective January 1, 2019, to designate Lain’s primary office in the Atlanta, Georgia area and to additionally provide Lain with access to an office where Regis’ principal executive offices are, and which are currently located at 7201 Metro Boulevard in Edina, Minnesota. Regis and Lain agree that there will be no relocation expenses paid to Lain in connection with his relocation to Atlanta. Regis further agrees to reimburse Lain for his reasonable travel expenses between his primary office in the Atlanta, Georgia area and the Corporation’s principal executive offices in Minneapolis, Minnesota beginning January 1, 2019 and continuing through the remainder of the Employment Period.
The parties intend this document to constitute an Amendment of the Employment Agreement in accordance with section 11(e) of the Employment Agreement solely with respect to the matters addressed in this document; the Employment Agreement shall remain in effect in accordance with its terms in all other respects.

Date: August 23, 2019                    By: /s/ Hugh Sawyer
Its: President and CEO

Date: August 23, 2019                    By: /s/ Jim B. Lain
Name: Jim B. Lain